Exhibit 10.59

*** TEXT OMITTED AND SUBMITTED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST

COLLABORATION AGREEMENT

This Collaboration Agreement is entered into this 2nd day of July, 2005 by and between Glenmark Pharmaceuticals Ltd., a corporation organized under the laws of India and headquartered at B/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai-400 026, India (“Glenmark”), and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080, USA (“Napo”).  Glenmark and Napo may be referred to each as a “Party” and may be referred to, collectively, as the “Parties”.

Now, therefore, in consideration of the mutual covenants and obligations hereinafter provided, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words will have these meanings ascribed to them:

“AAID Specific Territory” means, with respect to adult acute infectious diarrhea, those countries set forth on Exhibit A.

“Activities” means the following tasks to be performed by Glenmark with its commercially reasonable efforts:

(1)                                 optimizing the chemistry process for extracting and purifying crofelemer from CPL supplied by Napo.  so as to produce crofelemer which is within the specifications for crofelemer previously used by Napo in preclinical and clinical trials (attached hereto as Exhibit F);

(2)                                 scaling-up the crofelemer manufacturing process under conditions compliant with the GMP Standards to a sufficient scale so as to facilitate filing and approval of an NDA with respect to crofelemer API;

(3)                                 submitting a drug master file to the FDA and EMEA for the proposed commercial manufacturing process, which will be cross-referenced by Napo in its NDA/MAA filings;

(4)                                 producing sufficient Crofelemer API to meet Napo’s reasonable development requests and, once approved by the relevant regulatory authorities, to meet Napo’s reasonable commercial supply requests, in each case subject to payment by Napo of the amounts contemplated by Section 4.3(f);

(5)                                 developing a pediatric formulation for crofelemer;

(6)                                 developing Crofelemer API for regulatory approval and commercialization in each country in which the Glenmark Entities choose to market

Licensed Product(s) in the AAID Specific Territory and the General Territory for the specified indications on Exhibits A and B; and

(7)                                 such other tasks upon which the Parties may mutually agree from time to time.

“Affiliate” means and includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, a Party, where “control” means the ownership or control, directly or indirectly, of more than fifty percent of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors, managers or other governing authority, as of the Effective Date and while this Agreement is in effect.

“Agreement” means this Collaboration Agreement, together with all exhibits, schedules, tables, attachments and addenda hereto.

“Crofelemer API” means crofelemer active pharmaceutical ingredient, made in accordance with the specifications attached hereto at Exhibit F.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banking institutions in the City of New York (or in the place of receipt of a notice delivered pursuant to Section 8.14) are authorized to close.

“Cause” means if either Party breaches in any material respect a material provision of this Agreement or fails to substantially perform any material obligation hereunder and fails to cure such material breach or non-performance within sixty (60) days (not counting days of breach or nonperformance due to force majeure circumstances) after receipt of written notice from the other Party, setting forth with reasonable specificity the facts underlying the claim of breach or non-performance,

“Collaboration” means the collaborative arrangement between Glenmark and Napo, as contemplated by this Agreement, and relating to the development, marketing, sale and distribution of Licensed Product(s).

“CPL” means crude plant latex of croton lechleri, that certain raw plant material which Napo will supply to Glenmark so that Glenmark may conduct the Activities.

“Development Committee” means the collaborative team of three representatives of each of the Parties (or such greater or fewer representatives as the Parties may later mutually determine to be appropriate), who will be dedicated to developing, reviewing and approving the R&D Plan and coordinating the day-to-day operation of the Collaboration, as described in Section 4.1.

“Effective Date” means the date set forth in the preamble above after (i) this Agreement, has been fully executed by both Parties, (ii) all the documents consummating Glenmark’s investment in Napo’s Series C preferred stock have been fully executed by both Parties and (iii) all funds for Glenmark’s investment in Napo’s Series C preferred stock have been received by Napo.

“EMEA” means the European Union European Medicines Agency, or any successor agency thereof.

“Expiration Date” has the meaning ascribed to it in Section 7.1.

“FDA” means the United States Food and Drug Administration, or any successor agency thereof.

“General Territory” means, with respect to HIV/AIDS-related diarrhea and pediatric diarrhea, worldwide except for those countries set forth on Exhibit B.

“Glenmark Entities” means Glenmark together with its Affiliates.

“Glenmark IP” means intellectual property related to the development, manufacturing, formulation, and commercialization of crofelemer that:  (a) the Glenmark Entities produce and document while conducting the Activities with or without the oversight of the Development Committee; and (b) is not Licensed IP or Joint IP.

“Glenmark Territory” means the AAID Specific Territory and the General Territory.

“GMP Standards” means the FDA’s standards for good manufacturing practices set forth at 21 CRF Parts 210 and 211.

“Joint IP” means any intellectual property that:  (a) is jointly developed by Napo and the Glenmark in connection with Activities within the scope of this Agreement related to the development, manufacturing, formulation, and commercialization of crofelemer, including specifically all improvements or enhancements made or developed jointly by the Parties, if the end result represents in any way an improvement or enhancement of crofelemer, or any Licensed Product; and (b) is not Licensed IP or Glenmark IP.

“Know-How” means all of the Napo Entities’ information, techniques, practices, methods, knowledge, skill, experience and other technology, whether or not patentable or copyrightable relating to or necessary or useful for the Activities, including without limitation, processes, specifications, acceptance criteria, analytical data, standard operating procedures, engineering plans, test data and all other intellectual property, other than Patent Rights relating specifically to the Regulatory Package or crofelemer.

“Licensed IP” means all Regulatory Data, Patent Rights and Know-How, whether now or hereinafter developed, in each case relating directly or indirectly to crofelemer or CPL

“Licensed Product(s)” means any and all products and product formulations developed jointly by the Parties, or independently by Napo or Glenmark, in each case if:  (a) such product relates to, or is in any way derived from, crofelemer or CPL; and/or (b) the development of which is based upon the Licensed IP.

“Losses” means, with respect to the indemnification provisions set forth in Article 6, any damages, claims, liabilities, demands, actions, causes of action, liabilities, losses, costs or expenses of any time, including all costs and expenses of investigating or defending any damages, claims, liabilities, demands, actions, causes of action, liabilities or losses, and reasonable attorneys’ fees and litigation expenses.

“NDA” means a new drug application filed with the FDA to obtain marketing approval for Licensed Product in the United States under Section 505(b)(1) of the United States Food, Drug & Cosmetic Act, as amended.

“NDA/MAA” means an NDA together with the marketing authorization application simultaneously submitted to the EMEA.

“Net Sales” means, with respect to a Licensed Product, the gross invoiced sales price of such Licensed Product billed by the Glenmark Entities, for the sale of such Licensed Product in the Glenmark Territory to any person which is not a Glenmark Entity, including any royalties received by Glenmark Entities, less, to the extent such amounts are included in the gross invoiced sales price or otherwise are documented:  (1) trade and government discounts or rebates actually allowed and taken; (2) sales, use, value added or other excise taxes, imposed and paid directly with respect to the sale; (3) refunds for customer returns, not already credited on an invoice; and (4) customs duties, transportation charges and other similar expenses separately invoiced.  The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with United States generally accepted accounting principles, consistently applied (GAAP).

“NGO” means a non-governmental organization (1) that is non-political, (2) that is organized for the purpose of addressing economic, social and/or cultural concerns in the public interest and (3) that operates as a non-profit or a not-for-profit entity.  For purposes of example, NGO’s shall include the United Nations and any of its agencies and instrumentalities, the Bill and Melinda Gates Foundation, CARE and Direct Relief International.

“Napo Entities” means Napo together with its Affiliates.

“Patent Rights” means all of the Napo Entities’ patent applications (including those filed or pending), issued patents, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, foreign counterpart applications, continuations or continuations-in-part, re-examinations or renewals thereof, including those set forth on Exhibit C.

“Person” (whether or not capitalized) means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Regulatory Data” means the Napo Entities’ Regulatory Package, together with all of the Napo Entities’ manufacturing records, clinical trial reports and any other documentation that may be relevant and helpful in promoting the Activities.

“Regulatory Package” means all of the investigational new drug applications and amendments for acute infectious diarrhea, pediatric diarrhea, and HIV-related diarrhea filed with the FDA (according to FDA standards) with respect to crofelemer.  All future filings submitted to the FDA and/or the EMEA, or the applicable regulatory agency in the Reserved Territory, including NDAs, with respect to Licensed Product(s) will be considered part of the Regulatory Package.

“Representative(s)” means, as to either Party, such Party’s Affiliates and its and their directors, officers, shareholders, employees, agents, advisors, consultants (including, without limitation, legal counsel and accountants) and controlling persons.

“Reserved Territory” means (a) with respect to HIV/AIDS-related diarrhea and pediatric diarrhea, those identified countries identified on Exhibit B as being excluded from the Glenmark Territory and (b) with respect to an adult formulation for acute infectious diarrhea, all countries other than those set forth on Exhibit A.

“Territories” means the Glenmark Territory and the Reserved Territory.

ARTICLE 2
THE LICENSE

2.1                               Grant of License to Glenmark.

(a)                                 Grant of License.  Napo hereby grants to Glenmark and its Affiliates the exclusive and non-transferable right to use the Licensed IP to conduct the Activities, and to make, develop, use, market, sell, offer for sale, and import Licensed Product(s) using or developed with the Licensed IP, or any portion of the Licensed IP, in the Glenmark Territory.  This license is not transferable and Glenmark understands and agrees that it will not attempt to transfer or sublicense this license, or any of the Licensed IP, without Napo’s express written approval (which will not be unreasonably delayed, withheld or conditioned).

(b)                                 Field of Use.  The license granted pursuant to Section 2.  [(a) is restricted to HIV/AIDS-related diarrhea and pediatric diarrhea only in the General Territory, and restricted to acute infectious diarrhea (sometimes referred to as travelers’ diarrhea) only in the AMID Specific Territory.  It does not extend to any other indications, such as diarrhea related to irritable bowel syndrome (IBS).  Glenmark understands and acknowledges that Napo has licensed to a third party licensee in the Glenmark Territory the rights to all indications other than those set forth in this Section 2.1(b).  Napo agrees to use its best efforts to facilitate an agreement between Glenmark and such licensee to preclude such licensee from out-licensing to any other party the rights to any indication (other than IBS) in the Glenmark Territory, whether such indication currently exists or is yet-to-be-discovered.

2.2                               Additional Provisions Relating to the Licensing of the Licensed IP

(a)                                 Restriction on Glenmark’s Marketing of Competitive Products.  Nothing in this Agreement shall restrict Glenmark’s right to develop (internally within Glenmark or in collaboration with a third parry) any of Glenmark’s own products; provided that for the term of this Agreement, Glenmark will not market (internally within the Glenmark Entities or in collaboration with any third party) Licensed Products outside the Glenmark Territory or for indications not specifically licensed under this Agreement.

(b)                                 Confirmation of Napo’s Rights to Reserved Territory.  Glenmark agrees that Napo has the exclusive right to make, use, market, sell, offer for sale, import and distribute Licensed Product in the Reserved Territory to the extent such rights are not expressly licensed to Glenmark under Section 2.1.

(c)                                  Termination of Market Exclusivity.  If Glenmark has not entered a particular country within two (2) years after receipt of its first product approval in India for any of the indications prescribed by the scope of the Collaboration, then Napo will have the right to enter that particular country.  Glenmark will not lose its right to enter that country, but will lose its right to exclusivity in that market.  This provision will be applicable on an indication-by-indication basis for each country in both the General Territory and the AAID-Specific Territory.

(d)                                 Prohibitions on Napo’s Activities in the Glenmark Territory.  Napo (or any licensees or distribution partners of Napo) will be prohibited in each country in the General Territory and the AAID-Specific Territory from marketing, selling or providing for sale or supplying Crofelemer API or any Licensed Product(s) to a competitor of Glenmark or to any competitor of a Glenmark distribution partner or licensee for a particular indication, without Glenmark’s prior express written approval, until the Expiration Date for that indication in that country.

(e)                                  Glenmark’s Right to Launch Generic Crofelemer Product.  Notwithstanding anything in this Agreement to the contrary, Glenmark shall have the right to launch its own generic product for crofelemer in any country in the Glenmark Territory, upon providing prior written notice to Napo that Glenmark anticipates an impending entry of a competitive generic product as to a given country with respect to that particular indication for which Glenmark wishes to launch its generic product.  For purposes of this Section 2.2(e), the term “competitive generic product” means a product containing Crofelemer API which has been registered by a third party in that country.  In the event that Glenmark has a commercially reasonable basis upon which to anticipate an impending entry of a competitive generic product as to a given country in which no product registration is required, then Glenmark will provide Napo prior written notice and the parties will confer on Glenmark’s right to launch its own generic product in that given country.  Napo will respond within thirty (30) days and Napo’s consent will not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, no royalties shall be due or owing to Napo in connection with the manufacture, distribution or sale of any such generic crofelemer products.

2.3                               Reservation of Rights.  Napo and Glenmark hereby reserve all rights to their respective patents, technology, products and any other applicable intellectual property and information not expressly conveyed herein.

2.4                               Intellectual Property Rights.  Napo represents and warrants that:  (1) it owns the Licensed IP and such intellectual property rights are not subject to any lien, encumbrance or claim of ownership of any kind by any third party; and (2) the Patent Rights are valid and enforceable.

ARTICLE 3
OWNERSHIP AND LICENSING OF INTELLECTUAL PROPERTY; CONFIDENTIALITY

3.1                               Ownership of, and Intellectual Property Rights to, Licensed IP, Glenmark IP, and Joint IP:

(a)                                 Reservation of Rights by Napo.  Notwithstanding any termination of this Agreement, Napo will have and retain sole ownership of the Licensed IP.

(b)                                 Reservation of Rights by Glenmark.  Notwithstanding any termination of this Agreement, Glenmark will have and retain sole ownership of the Glenmark IP.

(c)                                  Reservation of Rights as to Joint IP.  Notwithstanding any termination of this Agreement, the Parties will have and retain joint ownership of Joint IP.  For the avoidance of doubt, each Party shall have the right to practice Joint IP royalty-free within its respective Territories and for its specified indications as set forth in this Agreement.

(d)                                 Glenmark IP Patent Protection.  Without limiting its rights in and to its intellectual property, Glenmark shall have the sole right, which it may exercise in its sole discretion, to file and maintain patents for the Glenmark IP, or any portion thereof.  During the term of this Agreement, Glenmark will consult with Napo on patent strategy for Glenmark IP and will reasonably consider any suggestions proffered by Napo.

(e)                                  Napo IP Patent Protection.  Without limiting its rights in and to its intellectual property, Napo shall have the sole right, which it may exercise in its sole discretion, to file and maintain patents for the Licensed IP, or any portion thereof.  During the term of this Agreement, Napo will consult with Glenmark on patent strategy for Licensed IP and will reasonably consider any suggestions proffered by Glenmark.

(f)                                   Joint IP Patent Protection.

(1)                                 All patents filed on the Joint IP, or any portion of the Joint IP, will be filed jointly in the names of both Napo and Glenmark as co-owners.  Napo will have responsibility for filing and maintaining, at Napo’s expense, Joint [P in all countries in the Reserved Territory and for those indications for which Napo has reserved rights.  Glenmark will be responsible for filing and maintaining Joint IP, at Glenmark’s expense, in the countries in the Glenmark Territory for the indications to which Glenmark has rights.

(2)                                 If Glenmark has the responsibility to file a patent or enforce its rights with respect to Joint [P in a patent in a particular country, and fails to do so, Napo may do so to ensure patent protection for both Parties, and Glenmark will reimburse Napo for all reasonable expenses associated with prosecution of such patent for the Joint IP if the patent is in a country outside the Reserved Territory or for an indication to which Glenmark has exclusive rights.

(3)                                 If Napo has the responsibility to file a patent or enforce its rights with respect to Joint [P in a particular country, and fails to do so, Glenmark may do so to ensure patent protection for both Parties, and Napo will reimburse Glenmark for all reasonable expenses associated with prosecution of such patent for the Joint IP if the patent is in a country in the Reserved Territory or for an indication to which Napo has reserved rights.

3.2                               Additional Rights to Licensed IP, Glenmark IP and Joint IP

(a)                                 License to Napo for Glenmark IP.  Glenmark hereby grants to the Napo Entities a royalty-free license to all Glenmark IP, or any portion thereof, to the extent such Glenmark IP is necessary or useful for the manufacturing, formulation, development or marketing of Licensed Products in the Reserved Territory for the indications to which Napo has rights.  This license shall terminate upon termination of this Agreement and is not transferable.  Napo shall not sublicense any of the Glenmark IP without Glenmark’s express written approval (which will not be unreasonably delayed, withheld or conditioned).

(b)                                 Rights to Practice the Joint IP.  The Parties agree that, because both Parties own the Joint IP, for the duration of the term of this Agreement, each Party will use the Joint IP only in its respective Territories and only for its respective indications.  Each Party may license the Joint IP, or any portion of the Joint IP, royalty-free to its licensees and distribution partners in its respective Territories.

3.3                               Protection of Confidential Information.

(a)                                 General.  Each Party (1) agrees not to disclose Proprietary Information disclosed to it by the other Party to any third person (other than such Party’s Representatives) without the prior written consent of a duly authorized signatory of the other Party, (2) will exercise the same degree of care to safeguard the confidentiality of the other Party’s Proprietary Information as it would exercise in protecting the confidentiality of similar property of its own and (3) agrees to take all necessary steps to prevent inadvertent or unauthorized disclosure, publication or dissemination of any Proprietary Information of the other Party.  All Representatives of both Glenmark and Napo that have access to any Proprietary Information of the other Party will be bound by the foregoing restrictions and each Party will take such steps as are necessary to ensure that its Representatives are bound by this provision and are aware of their obligations.

(b)                                 Definition.  As used herein, “Proprietary Information” means the proprietary business information of the disclosing Party, and includes but is not limited to all of the following items, whether disclosed prior to, or after, the Effective Date:

(1)                                 strategic plans and business plans, data, summaries, reports or other materials relating to the disclosing Party’s research, and work product;

(2)                                 plans, projections, marketing materials, manuals, and proposals;

(3)                                 financial and strategic information, including without limitation pricing information, accounting and financial planning and procedures;

(4)                                 information regarding customers, and the names of prospective customers and any mailing lists;

(5)                                 information regarding products and product development (apart from, and unrelated to, Licensed Products developed jointly under this Collaboration), but including specifically the Regulatory Package;

(6)                                 all policies and procedures, clinical trial protocols, delivery protocols and any and all information regarding quality assurance and quality management; and

(7)                                 any other information that a disclosing Party may deem to be confidential and proprietary if such Party indicates so in writing to the other-Party prior to delivery of such information, or with respect to oral information, if such Party indicates so in writing to the other Party within ten (10) days after oral delivery.

(c)                                  Exceptions.  The term “Proprietary Information,” however, does not include information that:  (1) was already in the receiving Parry’s possession, or the possession of the receiving Party’s Representatives, as the case may be, prior to its disclosure to the receiving Party by or on behalf of the disclosing Party; (2) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or its Representatives; (3) becomes available to the receiving Party from a third party that that the receiving Party does not know to have violated or to have obtained such information in violation of any obligation to the Disclosing Party with respect to such information; or (4) the receiving Party independently develops without reference to or use of the Proprietary Information.

(d)                                 Procedures for Disclosure Pursuant to Applicable Law.  In the event the receiving Party or anyone to whom it transmits the Proprietary Information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Proprietary Information, the receiving Party will provide the disclosing Party with prompt written notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive the receiving Party’s compliance with the provisions of this Section 3.3.  The receiving Party will exercise its reasonable efforts to assist the Disclosing Party, at the disclosing Party’s cost and expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.  If such protective order or other remedy is not obtained, or the disclosing Party waives the receiving Party’s compliance with the provisions of this Section 3.3, the receiving Party will furnish only that portion of the Proprietary Information which is legally required (regarding which the receiving Party may rely on the opinion of its legal counsel).

3.4                               Use of Proprietary Information for Regulatory and Other Submissions.  Notwithstanding the provisions of Section 3.3, and to the extent necessary, a party may disclose and use the other party’s Proprietary Information:  (a) for purposes of securing the registration of, and or governmental approval to market pursuant to this Agreement, any Licensed Products; (b) where the disclosure and use of such will be useful or necessary to the procurement of patent protection, pursuant to this Agreement, for any improvement relative to any Licensed Products; and (c) to the extent that it is necessary or useful to aid in the development and commercialization, pursuant to this Agreement, of any Licensed Products.  The provisions of this Section 3.4 shall survive any termination of this Agreement.

ARTICLE 4
OPERATION OF THE COLLABORATION

4.1                               Conduct of the Collaboration Generally.

(a)                                 Formation of the Development Committee.  The Parties agree to form the Development Committee, to consist initially of three individuals from each of the Parties.  Both Parties reserve the right, in their sole discretion, to substitute qualified designees from time to time for those initially appointed.

(b)                                 Meetings of the Development Committee.  The Development Committee will meet from time to time as agreed by the members of the Development Committee, but not less than once each month, and at least two members of each Party, or their designees must be present to constitute a meeting of the Development Committee.  Such meetings may be conducted in person or by teleconference.

(c)                                  Disputes involving the Development Committee.  In the event that any dispute among members of the Development Committee regarding the Activities cannot be resolved within the Development Committee, such dispute shall be elevated for final resolution to designated executives of the two Parties.

(d)                                 Research & Development Plan.  The Development Committee will develop a research and development plan for the Collaboration based on the outline set forth on Exhibit D (the “R&D Plan and Manufacturing Targets”).  Such R&D Plan will establish, based upon the Activities, as contemplated, certain benchmarks, milestones, resource commitments, and timeline expectations for deliverables from each Party.

(e)                                  Cooperation.

(1)                                 Both Parties recognize and agree that the success of the Collaboration depends upon the active collaboration by, and cooperation of, both Parties in conducting the Activities, in operating the Collaboration and in marketing, commercializing, selling and distributing the Licensed Product(s).

(2)                                 Napo and Glenmark each will use its commercially reasonable efforts to achieve the financial objectives and product development goals of the Collaboration, which will be articulated by the Development Committee in the R&D Plan.

(3)                                 Both Parties agree to facilitate those aspects of the Collaboration that specifically support the global development of crofelemer, including without limitation mutual rights of reference in regulatory filings, approvals and compliance (excluding any references relating to IBS indication), mutual adverse event reporting and mutual access to, and mutual exchange between the Parties of, information necessary for each Party to adhere to regulatory requirements in the Parties’ respective Territories for their respective indications.

(f)                                   Reservation of Rights as to Other Business Activities.  Notwithstanding anything in this Agreement to the contrary, each Party reserves the right to proceed with the operation of its business in the ordinary course with respect to all matters affecting a going concern; provided, however, that during the term of this Agreement neither Party will enter into any contract, agreement or course of business with a third party or engage in any activity that is in contravention with this Agreement.

(g)                                  Expenses.  Unless the Parties mutually agree to the contrary, and except as expressly provided to the contrary herein, each Party will absorb its own expenses with respect to the workings of the Development Committee, the performance of the Activities, operation of the Collaboration generally, and with respect to marketing, commercialization, sales and distribution of the Licensed Product(s).

4.2                               Equity Investment By Glenmark.

(a)                                 Series C Investment.  Glenmark will, prior to or upon execution of this Agreement, purchase from Napo shares of Napo’s Series C preferred stock at $0.85 per share for an aggregate purchase price of $1,000,000 (in accordance with the terms of the Series C financing documents).  This equity investment will be documented on the identical terms and by the same agreements as those employed for all other Series C investors1.  Depending upon the total number of shares of Series C preferred stock that Napo sells and taking into consideration certain other factors disclosed to Glenmark, Glenmark will hold, after the closing of the Series C financing, between 4% and 5% of Napo’s total equity on a fully-diluted and as-if-converted basis.

(b)                                 Incentive Warrants.  Promptly after the Effective Date, Napo will grant to Glenmark warrants to purchase up to 294,117 shares of Napo’s Series C Preferred Stock at an exercise price of $0.085 per share.  The warrants are intended to be incentive warrants and will vest if and only if Glenmark manufactures 25kg of Crofelemer API on or prior to February 28, 2006.  The warrants shall be exercisable, subject to vesting, for a period of sixty (60) months from the date of grant.  (unless Napo must terminate this Agreement for Cause).  If the milestone is not achieved, if the warrants are not exercised within five years, or if Napo terminates this Agreement for Cause and Glenmark does not exercise its vested warrants within 24 hours after written notice from Napo, the warrants will be cancelled.  The warrants shall be in the form of all other warrants issued for the purchase of Series C Preferred Stock.

(c)                                  Securities Law Compliance.  Napo shall comply with all applicable laws in connection with the issuance of the equity securities contemplated by this Section 4.2.

1  NAPO: Please provide a cap table, showing the Glenmark investment on a pre-closing, fully diluted basis (and taking into account all other Series C shares).

4.3                               Obligations of Napo.

(a)                                 Non-Infringement.  Napo will be responsible for the determination that the Licensed IP does not infringe any third party intellectual property rights.

(b)                                 Delivery of Regulatory Data.  Promptly after the Effective Date, Napo shall deliver to Glenmark copies of all Regulatory Data and Know How which comprise the Licensed IP that have not already been delivered to Glenmark prior to the Effective Date..

(c)                                  Assistance to Glenmark in Connection with Manufacturing Scale-Up.  Promptly after the Effective Date, Napo shall (1) demonstrate a complete cycle at the lab-scale and support the technology transfer process for analytical methods (analytical methods currently done by outside contractors) for Crofelemer API production by process A, as previously used to manufacture clinical trial material by Shaman Pharmaceuticals, Inc. and proposed new manufacturing process, known as process C (to the extent that it has been completed) and (2) provide technical inputs with respect to plant design, ultra-filtration and potential input material sources.

(d)                                 Regulatory Approvals in the Reserved Territory.  Napo will be responsible for obtaining regulatory approvals and/or product registrations in the countries in the Reserved Territory.  Such regulatory approvals and/or product registrations will be in Napo’s name or in the name of a licensee.  If additional clinical work, beyond that already conducted by Napo as documented in the Regulatory Package, is required to support product approval and registration in the Reserved Territory, Napo will bear the expenses associated with clinical trials conducted by Napo, or its distribution partners or licensees, in the Reserved Territory.

(e)                                  Supply by Napo of CPL.  Napo will provide Glenmark the CPL from which crofelemer is extracted.  To ensure the quality of the Licensed Product(s), Napo will be Glenmark’s sole supplier of CPL from which crofelemer is extracted during the term of this Agreement.  Napo will supply CPL at a price to Glenmark which is equal to Napo’s documented costs for acquisition, processing, packaging, shipment, and allocated overhead plus twenty-five percent (25%).  In the event that Glenmark identifies an alternative source for CPL, Napo will retain its right to be the exclusive supplier if Napo can provide CPL at a price to Glenmark that is 125% or less of the price charged by such alternative supplier.  Napo shall have the right to approve such alternative supplier based upon sustainable harvest and conservation practices and quality specifications, such approval not to be unreasonably withheld, conditioned or delayed by Napo.  However, in the event that a competitive Crofelemer API product enters the market at a price that is lower than the price at which Glenmark is selling its Licensed Product, and the price of the CPL for the competitive product is less than the price at which Napo is selling CPL to Glenmark, then, to secure Napo’s right to remain as Glenmark’s sole supplier of CPL, Napo agrees to provide CPL to Glenmark at 105% or less of the documented price charged by the alternate supplier of CPL.

Glenmark will provide Napo with a rolling 12-month forecast of its volume requirements for CPL.  Notwithstanding the foregoing, if, twice in any 12-month period (with the exception of force majeure circumstances), Napo is unable to satisfy Glenmarks’s requirements for CPL, in accordance with Glenmark’s forecasts, Glenmark will have the right to purchase CPL from alternative suppliers for the duration of the term of this Agreement.

(f)                                   Purchases by Napo of Glenmark’s Crofelemer API.  Napo will purchase for use in clinical trials and for commercial distribution into those countries located in the Reserved Territory, the Crofelemer API from Glenmark at no more than Glenmark’s Fully-Allocated Manufacturing Costs (as such term is defined on Exhibit G and to the extent that such costs are documentable) plus [***] percent ([***]%), so long as (1) Glenmark’s manufacturing facility is a GMP FDA/EMEA approved manufacturer, (2) Glenmark is purchasing from Napo all of the CPL used to produce Crofelemer API or otherwise is procuring CPL from an alternative supplier in accordance with terms of this Agreement, and (3) Glenmark is able to meet Napo’s reasonable quantity requirements.  In the event that Napo identifies a comparable and lower-priced alternative source that can manufacture the Crofelemer API without using Glenmark IP or Joint IP, Napo may engage such alternative source unless Glenmark can provide the required Crofelemer API at a price that is [***]% or less of the price charged by an alternative supplier, subject to Napo not offering the CPL to such alternative supplier at commercial terms more favorable than the terms offered to Glenmark.

(g)                                  Delivery of Supply Forecasts.  Napo will provide Glenmark with a rolling 12-month forecast of its volume requirements for Crofelemer API in the Reserved Territory.  If, twice in any 12-month period (with the exception of force majeure circumstances), Glenmark is unable to satisfy Napo’s requirements for Crofelemer API, in accordance with Napo’s forecasts, for reasons other than failure of Napo to supply the required CPL, Napo will have the right to use royalty-free any manufacturing-related IP with an alternative supplier of Crofelemer API for the duration of the term of this Agreement.

(h)                                 IBS Licensee Purchases of Crofelemer API.  Napo will actively encourage Napo’s licensee that holds rights to IBS-related diarrhea to purchase the Crofelemer API from Glenmark.

4.4                               Obligations of Glenmark.

(a)                                 Performance of the Activities.  Glenmark will conduct the Activities, in consultation with the Development Committee.

(b)                                 Regulatory Approvals in the Glenmark Territory.  Glenmark will be responsible for obtaining regulatory approvals and/or product registrations in every country in which Glenmark has rights to market, sell and distribute pursuant to this Agreement, but only to the extent of the indications licensed to Glenmark pursuant to Section 2.1; provided, however, that if Glenmark declines to enter a particular country in the General Territory or in the AAID-Specific Territory, then Napo will have the right to enter that market (but only for the indications which Glenmark has declined to market) to obtain the necessary regulatory approval(s) and or product registrations.  If Glenmark seeks the regulatory approvals and/or product registrations, then such regulatory approvals and/or product registrations will be in Glenmark’s name; and, if Glenmark declines to pursue them, then such regulatory approvals and/or product registrations will be in Napo’s name.  If additional clinical work, beyond that conducted by Napo as documented in the Regulatory Package, is required to support product approval and registration in the Glenmark Territory, Glenmark will bear the expense of such additional clinical work.  If Glenmark declines to enter a particular country in the General Territory or in the AAID-Specific Territory, then Napo shall bear the expense of any such

*** Confidential Treatment Requested

additional clinical work.  If, after Napo registers a product for which Napo has undertaken to conduct the necessary clinical trials and/or obtain the necessary regulatory approvals in a particular country in the General Territory or in the AAID-Specific Territory (a “Napo Product”), and if Glenmark subsequently decides to enter that country by marketing the Napo Product or by registering its own product based upon Licensed IP related to that Napo Product, then Glenmark will reimburse Napo for fifty percent (50%) of the expenses associated with conducting those clinical trials and obtaining the regulatory approvals for that country.

(c)                                  Supply Agreement with Napo’s IBS Licensee.  Glenmark will use commercially reasonable efforts to enter into a mutually agreeable supply agreement with Napo’s IBS licensee, pursuant to which Glenmark would supply such IBS licensee with reasonable quantities of Crofelemer API for its clinical and commercial requirements.  Napo agrees that Glenmark may set the applicable price for such supply, and that Glenmark anticipates that the price will be not less than 120% of the price which Glenmark will provide Crofelemer API to Napo.  Subject to applicable law, Glenmark agrees to share with Napo 50% of the difference between the price charged to Napo for Crofelemer API and the price charged to the IBS licensee for such crofelemer API.

(d)                                 Allocation of Supply in Case of Shortage.  In the event that the amount of Crofelemer API which Glenmark manufactures is less than the amount required to meet the requirements of all persons to be supplied by Glenmark hereunder, then the total supply manufactured will be apportioned, as determined by mutual agreement of Glenmark and Napo among such persons equitably, in accordance with their respective documented requirements for the given manufacturing period.

(e)                                  Quality Standards.  Napo reserves the right to reject any supply of Crofelemer API if such supply does not meet GRIP Standards.

4.5                               Manufacturing Agreement and Quality Assurance Agreement.

After the Effective Date and prior to effecting commercial supply of API, the parties will enter into a Manufacturing Agreement and a Quality Assurance Agreement, in each case reflecting the terms set forth on Exhibit E and such other mutually agreeable and customary terms.

4.6                               Publications and Press Releases.

(a)                                 Each Party recognizes the mutual interest in obtaining valid patent protection.  Therefore, either Party, its employees or consultants wishing to make a publication (including any oral presentation to be made without obligation of confidentiality) relating in any way to this Agreement, the Activities or any Licensed Product(s) (the “Publishing Party”) will transmit to the other Party (the “Reviewing Party”) a copy of the proposed written publication at least thirty (30) days prior to submission for publication, or an abstract of such oral presentation at least fifteen (15) days prior to submission of the abstract for the oral presentation.  The Reviewing Party shall have the right to:  (1) request a delay in publication or presentation in order to protect patentable information; (2) propose modifications to the publication for patent reasons; or (3) make reasonable requests that the information be maintained as a trade secret.  The Publishing Party will give reasonable consideration to such requests.

(b)                                 Press releases or other similar public communication, including website postings, by either Party relating to the existence or terms of this Agreement, will be approved in advance by the other Party, except for those communications required by applicable law or the applicable requirements of any securities exchange on which the Party’s securities are listed or traded, which will not require advance approval, but will be provided to the other Party either before or as soon as practicable after the release or communication thereof.

ARTICLE 5
ROYALTIES

5.1                               Royalties.  Subject to the other terms and conditions of this Article 5, Glenmark will pay Napo a royalty according to the table set forth below on Net Sales of Licensed Product(s) which occur in the General Territory and AAID-Specific Territory by Glenmark and its Affiliates or any licensee or distribution partner of Glenmark:

Annual Net Sales	Annual Royalty Payable
Up to $[***]	[***	]%
$[***] to $[***] *	[***	]%
$[***] to $[***]**	[***	]%
$[***]and higher ***	[***	]%

*                                         The percentage royalty indicated is to be calculated only on that amount by which annual Net Sales exceed $[***].  The royalty due on all sales up to and including $[***]is [***]%

**                                  The percentage royalty indicated is to be calculated only on that amount by which annual Net Sales exceed $[***].  The royalty due on all sales up to and including $[***]is [***]% The royalty due for all incremental sales exceeding $[***]but less than $[***]is [***]%.  The royalty due for all incremental sales exceeding $[***]but less than $[***]is [***]%.

***                           The percentage royalty indicated is to be calculated only on that amount by which annual Net Sales exceed $[***].  The royalty due on all sales up to and including $[***]is [***]% The royalty due for all incremental sales exceeding $[***]but less than $[***]is [***]%.  The royalty due for all incremental sales exceeding $[***]but less than $[***]is [***]%.  The royalty due for all incremental sales exceeding $[***]is [***]%.

5.2                               Partial Royalty.  In the event (1) that, pursuant to Section 4.4 above, Glenmark initially declines to enter a particular country in the General Territory or in the AAID-Specific Territory, and Napo undertakes to enter that market, to obtain the necessary regulatory approval(s) and/or product registrations, and (2) that Glenmark subsequently elects to enter that country’s market (either by itself or through a distribution partner), Glenmark’s royalty payment obligation to Napo will be calculated at [***]the royalty percentages set forth in the foregoing table.

*** Confidential Treatment Requested

5.3                               Calculation of Royalties.  Glenmark may sell or distribute any Licensed Product(s) within the General Territory and within the AAID Specific Territory for the specified indication at any price that Glenmark deems appropriate, in its sole discretion.  The royalty percentages set forth above shall be calculated on Net Sales of Licensed Product units.  Napo’s royalties on Glenmark’s sale and distribution for each Licensed Product within the Glenmark Territory will always be calculated upon the actual Net Sales price per unit of Licensed Product received by Glenmark; provided, however, that Glenmark shall not bundle any Licensed Product with any other product and shall not enhance or promote the sale of any other product by selling any Licensed Product under the market value per unit of such Licensed Product.  Notwithstanding anything in this Agreement to the contrary, Glenmark will have no obligation to pay royalties on supply of Licensed Products if such Licensed Products are supplied either (a) to an NGO free of charge and are documented as a donation by the recipient NGO or (b) to any person for use in testing, clinical trials or as marketing samples, delivered free-of-charge, to develop or promote the Licensed Products.

5.4                               Payment of Royalties.  Glenmark will remit payment to Napo of the applicable royalty percentage of Net Sales proceeds collected during each calendar quarter (the applicable percentage to be based upon the aggregate Licensed Product orders for the three immediately preceding months at that date), accompanied by a detailed statement setting forth the basis of calculation, within thirty (30) days of the end of the applicable calendar quarter.

5.5                               Audit Rights.

(a)                                 Right to Audit.  Glenmark agrees that, at all times while this Agreement is in effect, and for one (I) year after the termination of this Agreement or after an Expiration Date in any given country, Glenmark will maintain books of account and financial records in sufficient detail to permit Napo to conduct a meaningful audit of the amounts due pursuant to Section 5.1.

(b)                                 Access to Glenmark’s Records.  Within ten (10) calendar days of written request by Napo (but not more frequently than once each calendar quarter and in no event, more than twice each calendar year), Glenmark shall provide Napo, for purposes of an audit, access during normal business hours to Glenmark’s books of account and financial records of sales within the countries located in the Glenmark Territory and records of any donations to NGOs.

(c)                                  Right to Use Third Party Auditor.  Napo may conduct an audit or Napo may engage at its own expense an independent accounting firm to conduct an audit, provided that the accounting firm shall agree to maintain the confidentiality of Glenmark’s Proprietary Information in accordance with Section 3.3.

(d)                                 Underpayments by Glenmark.  In the event that an audit reveals an underpayment by Glenmark with respect to the amounts due pursuant to Section 5.1, Glenmark shall promptly remit the amount of the underpayment; and, in the event that the audit reveals an aggregate underpayment of 10% or more in any audit period, Glenmark shall promptly remit the amount of the underpayment and shall also pay all reasonable documented third-party costs associated with the audit.

(e)                                  Overpayments by Glenmark.  In the event that an audit reveals an overpayment by Glenmark with respect to the amounts due pursuant to Section 5.1, Glenmark shall be permitted to apply such overpayment as a credit against future royalties; provided that upon termination of this Agreement any remaining overpayments promptly shall be refunded by Napo.

(f)                                   Final Audits.  For a period of one (1) year after any termination of this Agreement or after an Expiration Date in any given country, Napo will be entitled to inspect, copy and audit, or to have its own independent accounting firm inspect, copy and audit, at Napo’s sole expense, during normal business hours, the books of account and financial records of sales within the countries located in the Glenmark Territory and records of any donations.  Glenmark agrees to cooperate with Napo in such final audit.

(g)                                  Audit Periods.  Notwithstanding anything in this Agreement to the contrary, Napo shall not have the right to audit any calendar or quarterly period more than once, nor to audit any period greater than two calendar years.

5.6                               Currency.  Unless the Parties agree otherwise in writing, all calculations of royalties and all remittances between Napo and Glenmark will be in United States Dollars.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank N.A. on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

5.7                               Royalty Payment Period.  The term of the royalty payment obligation will be co-terminus with the term of this Agreement.  Upon the Expiration Date in each country, Glenmark will no longer have an obligation to pay royalties to Napo.  When Glenmark no longer has a royalty payment obligation to Napo in a particular country, Glenmark’s right to market exclusivity in that country will terminate.

5.8                               Bona Fide Research.  Net Sales shall exclude payments made to Glenmark or any licensee of Glenmark for bona fide research, work-for-hire, collaboration and/or development funding, or those specified payments made in consideration for the licensing or sublicensing of Glenmark’s (or its licensee’s) own intellectual property or third party intellectual property for which Glenmark (or Glenmark’s licensee) has rights to sublicenses (but not including any intellectual property rights granted to Glenmark hereunder).

5.9                               No Limits on Royalties or Payments.  This Agreement is between Napo and Glenmark.  No entity based in or operating in any country in any of the Territories, other than the United States and India, is a Party to this Agreement.  Notwithstanding any statutory or regulatory limitations on the amount of royalties permitted to be paid in any country in any of the Territories, Glenmark will properly account for all sales of Licensed Products and will satisfy its royalty obligations to Napo, as set forth in this Agreement, on Net Sales of Licensed Products wherever sold by Glenmark through whatever channels Glenmark uses.

ARTICLE 6
INDEMNIFICATION

6.1                               Indemnification by Glenmark.  Glenmark shall indemnify, defend and hold Napo and its Affiliates and their respective officers, directors, employees and agents (“Napo Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any third party claims made or suits brought against Napo which arise or result from:  (1) the breach of any of Glenmark’s representations and warranties set forth in this Agreement; (2) a claim by an unrelated third party that the filing of a dossier, or the marketing and sale of Crofelemer API or any finished product pursuant to this Agreement, or the supply by Glenmark of the Crofelemer API or any finished product into any of the Territories, infringes such third party’s intellectual property rights under a relevant country’s trademark or copyright registration or the relevant country’s patent issued to such unrelated third party, but only to the extent such allegation of infringement is based solely upon Glenmark IP; (3) Glenmark’s negligence or willful misconduct in the performance of this Agreement, or material breach of this Agreement; (4) any personal injury or death associated with the clinical trials conducted by Glenmark or conducted on behalf of Glenmark by a Glenmark licensee or distribution partner; or (5) product recall or product liability claims if the primary cause of action is based upon a manufacturing defect in the Crofelemer API or finished product (but only if such API or finished product was manufactured by Glenmark), except in each case of clauses (1)-(5) to the extent caused by any Napo Indemnitee’s negligence or willful misconduct or material breach of this Agreement.

6.2                               Indemnification by Napo.  Napo shall indemnify, defend and hold Glenmark and its Affiliates and their respective officers, directors, employees and agents (“Glenmark Indemnitees”) harmless from and against any and all Losses arising out of or resulting from any third party claims made or suits brought against Glenmark which arise or result from:  (1) the breach of any of Napo’s representations and warranties set forth in this Agreement; (2) a claim by an unrelated third party that the filing of a dossier, or the marketing and sale of Crofelemer API or any finished product pursuant to this Agreement, or the supply by Glenmark of the Crofelemer API or any finished product into any of the Territories, infringes such third party’s intellectual property rights under a relevant country’s trademark or copyright registration or the relevant country’s patent issued to such unrelated third party, but only to the extent such allegation of infringement is based upon Licensed IP; or (3) Napo’s negligence or willful misconduct in the performance of this Agreement, or material breach of this Agreement; (4) any personal injury or death associated with the clinical trials conducted by Napo or conducted on behalf of Napo by a Napo licensee or distribution partner; or (5) product recall or product liability claims, if the primary cause of action is based upon a defect in Licensed IP (incorporated into such finished product), except in each case of clauses (1)-(5) to the extent caused by any Glenmark Indemnitee’s negligence or willful misconduct or material breach of this Agreement.

6.3                               Procedures.

(a)                                 A party making a claim for indemnity under this Article 6 hereinafter is referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article 6 shall be asserted and resolved in accordance with the following provisions.  If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the written request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including the posting of such bond or other security as may be required by any governmental authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.

(b)                                 In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the sole expense of such Indemnified Party

(c)                                  Upon written request of the Indemnifying Party, the Indemnified Parry shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(1)                                 take such action as the Indemnifying Party may reasonably request in connection with such action,

(2)                                 allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, or

(3)                                 render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

(d)                                 The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any Losses (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

ARTICLE 7
TERM AND TERMINATION

7.1                               Term.  This Agreement will commence on the Effective Date, and, unless sooner terminated as set forth below, will continue in force for each indication, in each country in all the Territories, until the date when a generic product for crofelemer is lawfully introduced by a third party (unaffiliated with Glenmark ) in such country on an indication-by-indication basis (the “Expiration Date”).

7.2                               Termination for Cause.  This Agreement may be terminated immediately by either Party for Cause.

(a)                                 Termination By Glenmark for Breach by Napo.  If this Agreement is terminated by Glenmark for Cause, then:

(1)                                 All licenses granted herein to the Napo Entities and/or their distribution partners and licensees shall terminate,

(2)                                 The licenses granted by Napo to the Glenmark Entities hereunder shall become irrevocable, royalty-free licenses with respect to the then-current product and product formulations, and the Glenmark Entities shall be permitted to sublicense the Licensed IP for such then-current product and product formulations without Napo’s consent; and

(3)                                 Napo will continue to use Joint IP only in the Reserved Territory.

For the avoidance of doubt, the Glenmark Entities will have no further obligations to pay royalties or to perform any Activities, and shall have no requirement to purchase CPL from Napo or to provide Crofelemer API.

(b)                                 Termination By Napo for Breach by Glenmark.  If this Agreement is terminated by Napo for Cause, then:

(1)                                 All licenses granted to the Glenmark Entities and/or their distribution partners and licensees hereunder shall terminate;

(2)                                 Napo shall receive a royalty-free, exclusive and transferable license to all regulatory and product manufacturing data generated by Glenmark in the course of the Activities;

(3)                                 Napo will have no further obligations to Glenmark to purchase crofelemer API or to collaborate on the transfer of regulatory information; and Glenmark will be prohibited from using crofelemer for further research and development, beyond the intellectual property that, by documentation, exists at the date of termination.

(4)                                 Glenmark (or any licensees or distribution partners) will not be permitted to market, sell, provide for sale, or to supply crofelemer, or any generic product for crofelemer, to a competitor of Napo or any Napo distribution partner or licensee (including for IBS).  In addition, Napo will have the right to use any Glenmark or Joint IP royalty-free for purposes of manufacturing crofelemer API.

(5)                                 Those incentive warrants, or any portion of the warrants, in which Glenmark has not yet vested, will be cancelled.  With respect to those warrants in which

Glenmark has vested, Glenmark will have twenty-four (24) hours, after written notice by Napo of Napo’s intent to terminate, to exercise its vested warrants

7.3                               Termination by Mutual Consent.  This Agreement and the Collaboration may be terminated by mutual written consent of the Parties at any time for any reason or no reason.

7.4                               Termination for Insolvency.  Either Party may terminate this Agreement and the licenses granted hereunder by delivering a written notice to that effect to the other party, in the event that such other Party:

(a)                                 is the subject of an order for relief by a bankruptcy court;

(b)                                 applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or substantially all of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of such other party and the appointment continues undischarged or unstayed for sixty (60) calendar days; or

(c)                                  institutes or consents to any bankruptcy, proposal in bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation, or similar proceeding relating to all or substantially all of its property under the laws of any jurisdiction.

7.5                               Return of Proprietary Information.  Subject to Section 3.4, all Proprietary Information, in whatever form and in whatever media, including but not limited to documents prepared by or for a Party, and all copies of such documents, shall be returned to the other Party promptly on termination of the Agreement.  In the alternative, an officer of a Party may certify in writing to the other Party under penalty of perjury that all such Proprietary Information has been destroyed or permanently deleted, as the case may be.  No Proprietary Information of one Party may be used by the other Party for any purpose after termination of the Agreement, except to the extent otherwise permitted pursuant to this Agreement.

7.6                               Right to Sell Off Inventory.  Upon any termination of this Agreement, Glenmark and its Affiliates shall have the right for one year thereafter to dispose of all Licensed Products then in their inventory, and shall pay royalties thereon, in accordance with the provisions of Article 5 and shall submit the related reports as required by Article 5, as though this Agreement had not terminated.

7.7                               Effect of Termination.  Except as expressly provided to the contrary herein, upon termination of this Agreement, the license and other rights granted herein shall terminate in accordance with the appropriate provisions, and all rights related to the terminated portion of the license shall revert to the party(ies) herein which are their respective original licensors.  The termination or expiration of this Agreement shall be without prejudice to the right of any party that is not in default hereunder to receive all payments accrued and unpaid at the effective date of such expiration or termination, to the remedy of either party in respect to any previous breach of any of the covenants herein contained, and to any other provisions herein which expressly or necessarily call for performance after such expiration or termination.  For the avoidance of doubt, Sections 2.3, 3.1, 3.3, 3.4, 4.6 and Articles 1, 5 (but only to the extent of payments accrued and unpaid at the effective date of termination or expiration, or otherwise pursuant to Section 7.7, 6, 7 and 8 shall survive expiration or termination.

ARTICLE 8
GENERAL AND MISCELLANEOUS

8.1                               Amendments and Modifications; No Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to such Amendment, or in the case of a waiver, by the Party against whom the waiver is to be effective.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

8.2                               Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that either Party may assign the Agreement without the other Party’s consent in the event of (1) a merger or acquisition of the assigning party by a third party or (2) a sale of substantially all of the assigning Party’s assets to a third party; provided, further that (x) Napo may assign this Agreement to a third party in connection with the sale of substantially all Napo’s rights in the Licensed IP, the Licensed Product(s) and crofelemer, generally; and (y) Glenmark may assign this Agreement to a third party in connection with the sale of substantially all Glenmark’s rights in the Glenmark IP, the Licensed Product(s) and crofelemer, generally.

8.3                               Authority.  Each Party to this Agreement represents and warrants to the other that the person executing this Agreement on such Party’s behalf has full power and corporate authority to do so, and that such Party has obtained all necessary approvals and consents necessary for such Party to enter into this Agreement.  Each Party covenants, represents and warrants to the other Party as follows:  (1) it is duly organized, validly existing, and authorized to conduct business under the laws of the state and country of its organization; and (2) this Agreement when executed and delivered will constitute the Party’s legal, valid and binding obligation enforceable in accordance with its terms.

8.4                               Breaches.  Each Party acknowledges its responsibility for the conduct of its Representatives, and is liable to the other Party for breaches by its Representatives of any of the terms and conditions of this Agreement.

8.5                               Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.  Signatures transmitted by facsimile will be regarded as original signatures.

8.6                               Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter expressly addressed in this Agreement and, to the extent that any term or provision in this Agreement expressly conflicts with a prior written term sheet or communication, then this Agreement shall prevail and shall supersede such prior written term sheet or communication; and, similarly, this Agreement shall supersede any and all oral communications with respect to any matter expressly addressed herein.

8.7                               Force Majeure.  Recognizing that all commitments made to further the interests of the Collaboration shall be made in good faith, nonperformance by either Party will be excused to the extent that performance is rendered impossible by strike, war, civil disturbance, acts of God, governmental acts or restrictions, failure of suppliers, inclement weather, power outages or any other reason where the failure to perform is beyond the control of the non-performing Party, provided, that either Party may terminate the Agreement if such event of force majeure continues for a period of more than sixty (60) days.

8.8                               Further Assurances.  Each Party shall execute and deliver such documents, and take such other action, as shall be reasonably requested in writing by the other party hereto to give effect to the covenants and agreements contemplated by this Agreement.

8.9                               Invalidity.  In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement.  The remainder of this Agreement will remain in full force and effect.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10                        Governing Law.  The interpretation and enforcement of this agreement shall be governed by the laws of the State of New York, United States of America, without giving effect to its choice of law rules.

8.11                        Dispute Resolution.

(a)                                 The parties recognize that disputes as to certain matters may from time to time arise which relate to a party’s rights and/or obligations under this Agreement.  It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 8.11 if and when such a dispute arises between the parties.  Notwithstanding the provisions of this Section 8.11, however, nothing herein contained shall preclude a party from seeking equitable remedies in any court of competent jurisdiction.

(b)                                 Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (hereinafter referred to as “Dispute”), shall be referred for decision forthwith to a senior executive of each Party not involved in the Dispute.  If no agreement is reached within thirty (30) days of the request by one Party to the other to refer the same to such senior executive, then the Parties agree to attempt to settle such Dispute through good faith non-binding mediation efforts.  If after a period of thirty (30) days, the Parties have not settled the Dispute by non-binding mediation, then any such Dispute which does not involve a claim for equitable relief shall be settled by Arbitration according to the provisions of Section 8.11(c).

(c)                                  Any Dispute that is not resolved in accordance with Section 8.11(b), shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”); such arbitration to be held in Newark, New Jersey on an expedited basis.  Each Party hereby expressly waives any right to object to such jurisdiction on the basis of venue or forum non-conveniens.  Any arbitration shall be conducted by three arbitrators.  One arbitrator shall be selected by Napo, one arbitrator shall be selected by Glenmark and the third arbitrator shall be selected by the two arbitrators so selected.  The arbitrators shall have no power to change the provisions of this Agreement nor to make an award of reformation.  The award rendered by the arbitrators shall be final and binding upon the Parties hereto, and judgment upon the award rendered may be entered by either Party in any court that has jurisdiction over the Parties or the subject matter of the controversy or claim.  The expense of such arbitration, including attorneys’ fees, shall be allocated between the Parties as the arbitrators shall decide.  The arbitration panel shall prepare and deliver to the Parties a written, reasoned opinion conferring its decision.

8.12                        Legal Compliance.  Each Party agrees (I) that it is responsible for compliance with all applicable laws, foreign and domestic, and with all rules and regulations promulgated thereunder that may govern its activities related to, or undertaken in connection with, the Collaboration, (2) that it will be solely responsible for compliance by its Representatives and (3) that it will make commercially reasonable efforts to assist the other Party with such compliance without bearing expense, if any, for such compliance or for such assistance.

8.13                        No Third Party Beneficiaries.  The Parties do not intend to create any rights in favor of any third parties by entering into this Agreement; and, in the event that either Party fails to perform any obligation under the Agreement, no third party shall have any cause of action arising out of such failure.

8.14                        Notices.  All notices required by this Agreement shall be in writing.  All notices shall be delivered by facsimile (or similar trackable electronic communication), telegram or mail (via first class mail or private courier, postage prepaid) to the Parties at the following addresses or such other addresses as may be designated in writing by the respective Parties:

if to Glenmark:

Glenmark Pharmaceuticals Ltd.

Attention:  Glenn Saldanha, CEO

B/2, Mahalaxmi Chambers

22, Bhulabhai Desai Road

Mumbai-400 026

India

Facsimile:  011-91-2224919652

with copies (which shall not constitute notice) to:

Glenmark Pharmaceuticals Inc., USA

Attention:                                         Jeffrey A. Glazer

Executive Vice President,

Corporate Development & General Counsel

One Independence Way, Suite 210

Princeton, New Jersey 08540

United States of America

Facsimile:  609-514-1402

– and –

Greenberg Traurig, LLP

Attention:  Alexei J. Cowett

1750 Tysons Blvd., Suite 1200

McLean, VA 22102

United States of America

Facsimile:  (703) 749-1301

if to Napo:

Napo Pharmaceuticals, Inc.

Attention:  Lisa A. Conte

Chief Executive Officer

1170 Veterans Blvd., Suite 244

South San Francisco, California 94080

United States of America

Facsimile:  650-873-8367

with copies (which shall not constitute notice) to:

Reed Smith LLP

Attention:  Donald C. Reinke

1999 Harrison Street, Suite 2400

Oakland, California 94612

United States of America

Facsimile:  510-273-8832

- and -

Napo Pharmaceuticals, Inc.

Attention:  Lucy W. Reckseit

1170 Veterans Blvd, Suite 244

South San Francisco, California 94080

United States of America

Facsimile:  650-349-3214

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on any Business Day in the place of receipt.  Otherwise, such notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.  No notices shall be delivered by email transmission unless the recipient of such notice previously shall have provided its email address for purposes of this Section 8.14.

8.15                        Usage.

(a)                                 The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms References in an agreement or instrument to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes.  Exhibits and Schedules to, such agreement or instrument unless the context shall otherwise require.  All Annexes and Schedules attached to an agreement or instrument shall be deemed incorporated therein as if set forth in full therein.

(b)                                 The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive.  The words “hereof.” “herein” and “hereunder” and words of similar import when used in any agreement or instrument shall refer to such agreement or instrument as a whole and not to any particular provision of such agreement or instrument.  All references to “$” or “dollars” shall be to the lawful currency of the United States, all references to “days” shall be to calendar days, unless otherwise specified, and or all references to “months” shall be to calendar months, unless otherwise specified.

(c)                                  Whenever any person is permitted or required to make a decision or act in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such person shall be entitled to consider only such interest and factors as it desires, including its own interest, or in its “good faith,” such person shall act under such standard and shall not be subject to any other or different standard imposed by the relevant agreement or by relevant provisions of law or in equity or otherwise.

(d)                                 References to a person are also to its permitted successors and permitted assigns.  Unless otherwise expressly provided in any agreement or instrument, any agreement, instrument, statute, proclamation or decree defined or referred to therein or in any agreement or instrument that is referred to therein means such agreement, instrument, statute, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, proclamations or decrees.  References to any statute, proclamation or decree include all rules and regulations promulgated thereunder.

8.16                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.17                        Relationship of the Parties.  This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the Parties.

8.18                        Interpretation.  The Parties hereto acknowledge and agree that (1) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (2) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (3) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Collaboration Agreement by their duly authorized officers and this Agreement will be effective as of the Effective Date.

Napo Pharmaceuticals, Inc.	Glenmark Pharmaceuticals Ltd.

/s/ Lisa A. Conte	/s/ Glenn Saldanha
Lisa A. Conte	Glenn Saldanha
Chief Executive Officer	Chief Executive Officer

EXHIBIT A

AAID SPECIFIC TERRITORY

COUNTRIES IN WHICH GLENMARK WILL HAVE RIGHTS
TO THE INDICATION OF ADULT ACUTE INFECTIOUS DIARRHEA

Subject to the Collaboration Agreement, Glenmark will have rights to market, sell and distribute Licensed Product(s) for acute infectious diarrhea, in the following countries only:

(1)                                 Afghanistan

(2)                                 Algeria

(3)                                 Angola

(4)                                 Antigua and Barbuda

(5)                                 Argentina

(6)                                 Armenia

(7)                                 Azerbaijan

(8)                                 Bahrain

(9)                                 Bangladesh

(10)                          Barbados

(11)                          Belize

(12)                          Benin

(13)                          Bhutan

(14)                          Bolivia

(15)                          Botswana

(16)                          Burkina Faso

(17)                          Burma (Myanmar)

(18)                          Burundi

(19)                          Brazil

(20)                          Brunei Darussalam

(21)                          Cambodia

(22)                          Cameroon

(23)                          Cape Verde

(24)                          Central African Republic

(25)                          Chad

(26)                          Chile

(27)                          Colombia

(28)                          Comoros

(29)                          Congo (Democratic Republic of) (Kinshasa)

(30)                          Congo (Republic of) (Brazzaville)

(31)                          Costa Rica

(32)                          Cote d’Ivoire (Ivory Coast)

(33)                          Cuba

(34)                          Cyprus

(35)                          Djibouti

(36)                          Dominica

(37)                          Dominican Republic

(38)                          East Timor

(39)                          Ecuador

(40)                          Egypt

(41)                          El Salvador

(42)                          Equatorial Guinea

(43)                          Eritrea

(44)                          Ethiopia

(45)                          Fiji

(46)                          Gabon

(47)                          Georgia

(48)                          The Gambia

(49)                          Ghana

(50)                          Grenada

(51)                          Guatemala

(52)                          Guinea

(53)                          Guinea-Bissau

(54)                          Guyana

(55)                          Haiti

(56)                          Honduras

(57)                          India

(58)                          Indonesia

(59)                          Iran

(60)                          Iraq

(61)                          Israel

(62)                          Jamaica

(63)                          Jordan

(64)                          Kazakhstan

(65)                          Kenya

(66)                          Kiribati

(67)                          Kyrgyzstan

(68)                          Laos

(69)                          Lebanon

(70)                          Lesotho

(71)                          Liberia

(72)                          Libya

(73)                          Liechtenstein

(74)                          Madagascar

(75)                          Malaysia

(76)                          Malawi

(77)                          Maldives

(78)                          Mali

(79)                          Marshall Islands

(80)                          Mauritania Malaysia

(81)                          Mauritius

(82)                          Federated States of Micronesia

(83)                          Mongolia

(84)                          Morocco

(85)                          Mozambique

(86)                          Namibia

(87)                          Nauru

(88)                          Nepal

(89)                          New Guinea

(90)                          Nicaragua

(91)                          Niger

(92)                          Nigeria

(93)                          North Korea

(94)                          Oman

(95)                          Pakistan

(96)                          Panama

(97)                          Palau

(98)                          Papua New Guinea

(99)                          Paraguay

(100)                   Peru

(101)                   Philippines

(102)                   Qatar

(103)                   Rwanda

(104)                   Saint Kitts and Nevis

(105)                   Saint Lucia

(106)                   Saint Vincent and the Grenadines

(107)                   Samoa

(108)                   Sao Tome and Principe

(109)                   Saudi Arabia

(110)                   Senegal

(111)                   Seychelles

(112)                   Sierra Leone

(113)                   Solomon Islands

(114)                   Somalia

(115)                   South Africa

(116)                   Sri Lanka

(117)                   Syria

(118)                   Sudan

(119)                   Suriname

(120)                   Swaziland

(121)                   Tajikistan

(122)                   Tanzania

(123)                   Thailand

(124)                   Togo

(125)                   Tonga

(126)                   Trinidad and Tobago

(127)                   Tunisia

(128)                   Turkey

(129)                   Turkmenistan

(130)                   Tuvalu

(131)                   Uganda

(132)                   United Arab Emirates

(133)                   Uruguay

(134)                   Uzbekistan

(135)                   Vanuatu

(136)                   Venezuela

(137)                   Vietnam

(138)                   Yemen

(139)                   Western Sahara

(140)                   Zambia

(141)                   Zimbabwe

EXHIBIT B

GENERAL TERRITORY

Glenmark will have rights to market, sell and distribute Licensed Product(s) for HIV/AIDS-related diarrhea and pediatric diarrhea worldwide, except in the following countries:

(1)                                 United States of America

(2)                                 Mexico

(3)                                 Canada

(4)                                 Japan

(5)                                 China (including Macau and Hong Kong)

(6)                                 Austria

(7)                                 Belgium

(8)                                 Bulgaria

(9)                                 Croatia

(10)                          Cyprus

(11)                          Czech Republic

(12)                          Denmark

(13)                          Estonia

(14)                          Finland

(15)                          France

(16)                          Germany

(17)                          Greece

(18)                          Hungary

(19)                          Ireland

(20)                          Italy

(21)                          Latvia

(22)                          Lithuania

(23)                          Luxembourg

(24)                          Malta

(25)                          The Netherlands

(26)                          Poland

(27)                          Portugal

(28)                          Romania

(29)                          Slovakia

(30)                          Slovenia

(31)                          Spain

(32)                          Sweden

(34)                          United Kingdom

EXHIBIT C

PATENT RIGHTS

SUMMARIES OF NAPO PHARMACEUTICALS INC. SP-303 (crofelemer) PATENT POSITIONS AS OF June 16, 2005

SP-303 issued United States Patents 5,211,944 (Composition of matter on SP-303) This patent is not limited to the antiviral area but provides intellectual property protection for this composition for any therapeutic area. 5,494,661 (Methods of Use for SP-303); issued patents in LISA, EPC, Canada, Japan Australia, Singapore, Korea, Netherlands, UK, and New Zealand.

EPC* countries: Shaman filed patent and it issued Then except for Netherlands (NL) and United Kingdom (UK), Shaman did not pay fees for translations to enter national stage in other countries, so patent has lapsed” in all EPC countries except (NL) issued and restored in the UK. Conflicting patent issued and Napo opposition initiated and opposition and EPO decision in favor of Napo’s patent successfully completed on 11/18/04. The conflicting issued patent has been abandoned in all EPC countries except France (FR). In EPC (except France) Napo will have freedom to operate with 10-year new chemical entity (NCE) exclusivity.

SP-303 Enteric Coated Formulations of Proanthocyandin Polymer Antidiarrheal Compositions Application is in process in US (filed 11/14/00 and EPC). Issued/allowed in Australia, Korea, Taiwan, New Zealand. Request for examination of patent application filed in Canada. Japan, Mexico, India, Philippines in process.

*EPC filing includes: Austria, Belgium, France, Germany, Italy, Luxembourg, Netherlands, Sweden, United Kingdom, Greece, Spain and Denmark

Issued US patents, 2 (not including enteric coated application)

Docket No.	SP- No.	Drug/ Application	Patent Title:
7032-007 CIP	SP-303	Composition Of Matter	Proanthocyanidin polymers having antiviral activity and methods of obtaining the same. Issued May, 18, 1993	5,211,944 USA
7032-016	SP-303	Use Patent	Methods for using Proanthocyanidin polymers having antiviral activity Issued Feb 27, 1996	USA 5,494,661 USA

1 Pending US applications

Docket No.	SP- No.	Drug/ Application	Patent Title:	US Patent appl serial no.	Status
7032-058	SP-303	diarrhea	Enteric formulations of proanthocyandin polymer antidiarrheal compositions (Filed 11/14/00)	09/712,033	In Process

FOREIGN APPLICATIONS/PATENTS

Docket No.	SP No.	Country or Countries	Patent Title:	Patent/app I serial no.	Status
	SP-303	Canada	Composition and methods for using Proanthocyanidin polymers	2,093,825	Issued
	SP-303	Australia	Composition and methods for using Proanthocyanidin polymers	660631	Issued
	SP-303	Japan	Composition and methods for using Proanthocyanidin polymers	3-518512	Issued
	SP-303	Netherlands	Composition and methods for using Proanthocyanidin polymers	NL0553253	Issued
	SP-303	EPC, Other	Composition and methods for using Proanthocyanidin polymers	0553253	Issued
	SP-303	New Zealand	Composition and methods for using Proanthocyanidin polymers	250707	Issued
	SP-303	Korea	Composition and methods for using Proanthocyanidin polymers	0207949	Issued
	SP-303	Singapore	Composition and methods for using Proanthocyanidin polymers	9608125-2	Issued
	SP-303	Mexico	Composition and methods for using Proanthocyanidin polymers	9601703	In Process
	SP-303	New Zealand	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	3335317	Issued
	SP-303	Australia	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	775330	Accepted 06/16/04

SP-303	Canada	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	2,269,078	In Process
SP-303	Korea	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	99-7003305	Granted 12/07/04
SP-303	Japan	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	10-518632	In Process
SP-303	EPC	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	97912779.2	In Process
SP-303	Mexico	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	993517	In Process
SP-303	India	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	2297/MAS/97
SP-303	Philippines	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	1-58235	In Process
SP-303	Taiwan	Enteric formulations of proanthocyanidin polymer antidiarrheal compositions	86115262	Issued.

EXHIBIT D

R&D PLAN AND MANUFACTURING TARGETS

API Development and Manufacturing Targets

•                                          Technology Transfer: months 1 to 3

•                                          Achieve 1 kg scale by optimized process within six (6) months, providing supporting information and development reports

•                                          Achieve approximately. 25 kg scale by optimized process by the beginning of second quarter 2006

•                                          Approximately 100kg of GMP API from commercial process needed in mid-2006 for phase 3 study

•                                          Approximately 300 kg of API needed in mid-2006 for Trine phase 3 IBS study

•                                          Drug Master File (“DMF”) and certain mutually-agreed upon activities and reports which Napo will incorporate into the full chemistry, manufacturing and controls documentation (the “CMC package”) for Napo’s NDA submission needed by second quarter of 2006

•                                          Commercial launch supplies needed for US approval in December 2007 (approximately 700 kg for first six (6) months)

•                                          Peak sales for:

•                                          1-IIV = 14 tons/yr

•                                          IBS = 190 tons/yr

Drug Product Manufacturing Target

•                                          New pediatric formulation by 2Q2006

EXHIBIT E

ADDITIONAL AGREEMENTS

The responsibilities of the Parties to be addressed in two additional separate agreements: (1) the Manufacturing Agreement and (2) the Quality Assurance Agreement

A.                                    Responsibilities of Napo and Glenmark jointly:

(1)                                 The Development Committee will approve the master manufacturing records for crofelemer, which may include, but are not limited to, the Drug Master File, specifications, sampling plans and test methods for CPL and API.

(2)                                 Subject to applicable law, Glenmark and Napo agree to notify each other within twenty-four (24) hours of any pending or ongoing regulatory inspection by a governmental regulatory agency and to provide a copy of the exit and closure of the regulatory items cited, if any Confidential names and information specific to non-crofelemer products will be omitted from such documents

(3)                                 Glenmark and Napo will provide to each other written manufacturing development reports regarding the API.

(4)                                 Glenmark and Napo will actively collaborate to establish joint financial and operational incentives to reduce the -cost of goods sold” component of the manufacturing arrangement for Licensed Product(s), with the understanding that both Parties will benefit from any such reduction. Towards this end, notwithstanding a reduction in the cost of goods sold, the Parties shall maintain Glenmark’s absolute profitability.

B.                                    Responsibilities of Glenmark:

(1)                                 Glenmark will ensure that all manufacturing and control operations will be in strict compliance with GMP

(2)                                 Glenmark shall not makes any changes of a substantive nature to the manufacturing process, the specifications, crude plant latex, or test methods without the prior written consent of Napo, which consent will not unreasonably be withheld, conditioned or delayed.

(3)                                 Glenmark shall permit Napo or its designated representative to inspect, on a regular basis, that part of Glenmark’s physical plant where API is manufactured, tested and stored. Such an inspection will be conducted upon reasonable notice from Napo but not less than fourteen (14) days prior to the date of the notice. Such inspections will be limited to two (2) in any 12-month period.

C.                                    Responsibilities of Napo:

(1)                                 Napo will ensure that Glenmark is made aware of any problem of which Napo is aware, associated with the CPL and API, or the Activities conducted under the Collaboration Agreement, if such problem might pose a hazard to Glenmark’s premises, equipment, personnel, other materials, or other products, or otherwise give rise to any potential liabilities.

(2)                                 Napo will be responsible for qualifying CPL suppliers and supplying CPL in accordance with specifications to be agreed upon between Napo and Glenmark. No changes may be made in these specifications without the prior written consent of Glenmark. Napo will supply Glenmark with a written report of the qualification findings for each such supplier.

(3)                                 Napo shall permit Glenmark or its designated representative to inspect, on a regular basis, CPL suppliers and participants in the supply chain upon reasonable notice from Glenmark, but not less than fourteen (14) days prior to the date of the notice.

D.                                    Addition Terms

The two agreements will contain additional, customary terms for agreements of the type.

EXHIBIT F

CROFEMELER SPECIFICATIONS

A.                                    Current specifications:

•                                          [***] of Jan. 15, 1999 (delivered) –

•                                          [***] less than or equal to [***]%

B.                                    Proposed specifications:

•                                          [***] Proposed Released Specifications and Methods for the API and Equivalence of the API Process Trains (delivered)

•                                          Other tests as appropriate e.g. using chamber test

EXHIBIT G

GLENMARK’S FULLY-ALLOCATED MANUFACTURING COSTS

As used in this Agreement, “Glenmark’s Fully-Allocated Manufacturing Costs” (“FAMC”) means:

I.                                        FAMC includes the costs of all direct materials, direct labor and manufacturing overhead consumed, provided or procured by a manufacturing facility in the manufacture of a Licensed Product, together with appropriate: (i) allowances for manufacturing variances, (ii) inventory carrying charges, and (iii) adjustments for inventory valuations. Costs associated with unused capacity or downtime shall not be included in determining FAMC, and FAMC shall not include license fees, royalties and other amounts paid to third parties with respect to a license or rights to or under intellectual property or proprietary rights.

For such purposes:

A.                                    Direct material costs include:

1.                                      The cost of raw materials, process consumables (i.e., resins, membranes, etc. to the extent not renewable and depreciable and more appropriately captured by Item I.C.2. below), containers, container components, packaging, labels and other printed materials used in the production of a Licensed Product.

2.                                      Scrap of raw materials, work in progress and finished goods (exclusive of losses in excess of a reasonable allowance for wastage limits within normal industry standards for a Licensed Product).

B.                                    Direct labor costs include:

1.                                      Salaries and fringe benefits for personnel directly involved in the manufacturing process of a Licensed Product.

C.                                    Manufacturing overhead is limited to costs that can be identified in a practical manner with specific units of production in accordance with GAAP but cannot be included in specific direct material or direct labor costs. Such overhead costs may include:

1.                                      Department-specific manufacturing overhead allocations, including, but not limited to, utilities (e.g., oil, electric, steam, water), indirect manufacturing materials and supplies, consumables (e.g., production supply materials, tools, spare parts), supervision, production management, plant management, engineering and development support, maintenance and repair of the production plant and production equipment, taxes (excluding income taxes) and insurance.

2.                                      Depreciation, which reflects on a pro rata basis over the reasonably estimated life thereof, the use of assets in the manufacture of the Licensed Product.

3.                                      Overhead allocations from service areas directly involved in the manufacture of a Licensed Product, including human resources, IT, quality assurance analysis of raw materials in production, including analysis of semi-finished and finished goods produced, materials management (including wages and salaries relating to materials administration, purchasing and warehousing), regulatory affairs, validation, inventory storage, process documentation, and other services required to be performed in connection with the manufacture of a Licensed Product.

4.                                      Rent and other costs allocable to the lease of facilities, equipment or materials used to manufacture the Licensed Product.

D.                                    Allowances for manufacturing variances, including yield variances within cGMP tolerances.

E.                                     Allowances for adjustments to inventory valuation, including reasonable charges for spoilage, expiration of shelf life and like charges related to the Licensed Product.

II.                                   FAMC does not include:

A.                                    Costs incurred due to Licensed Product rework, except the reasonable allowance included under item I.A.2.

B.                                    The value of Licensed Product discarded in the manufacturing operation (other than process related scrap as stated above).

C.                                    Freight, property and sales taxes on shipment and warehousing related to finished goods.

D.                                    Research and development costs.

E.                                     Costs associated with the change of site of manufacture and the change of container, including, without limitation, the costs of satisfying registration and other requirements of regulatory authorities.

F.                                      Intercompany margins/markups on intercompany transfers between or among manufacturing plants or Affiliates.

G.                                    Insurance related to product liability.

H.                                   General and administrative expenses.

FIRST AMENDMENT TO
COLLABORATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to that certain Collaboration Agreement (the “Agreement”) dated July 2, 2005 (the “Effective Date”) by and between Glenmark Pharmaceuticals Ltd., a corporation organized under the laws of India and headquartered at B/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai-400 026, India (“Glenmark”), and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080, USA (“Napo”).

WHEREAS, Napo and Glenmark wish to amend a certain provision of the Agreement;

NOW, THEREFORE, the parties agree as follows:

Pursuant to Section 8.1 of the Agreement, the following section of the Agreement is hereby amended as follows:

Section 4.3(f) which currently reads:

Purchases by Napo of Glenmark’s Crofelemer API.  Napo will purchase for use in clinical trials and for commercial distribution into those countries located in the Reserved Territory, the Crofelemer API from Glenmark at no more than Glenmark’s Fully-Allocated Manufacturing Costs (as such term is defined on Exhibit G and to the extent that such costs are documentable) plus [***] percent ([***]%), so long as (1) Glenmark’s manufacturing facility is a GMP FDA/EMEA approved manufacturer, (2) Glenmark is purchasing from Napo all of the CPL used to produce Crofelemer API or otherwise is procuring CPL from an alternative supplier in accordance with terms of this Agreement, and (3) Glenmark is able to meet Napo’s reasonable quantity requirements.  In the event that Napo identifies a comparable and lower-priced alternative source for Crofelemer API, Napo may engage such alternative source unless Glenmark can provide the required Crofelemer API at a price that is 120% or less of the price charged by an alternative supplier, subject to Napo not offering the CPL to such alternative supplier at commercial terms more favorable than the terms offered to Glenmark.

is hereby amended to read (new language is in bold italic type):

Purchases by Napo of Glenmark’s Crofelemer API.  To the extent that Napo is permitted to do so by the terms of that certain License Agreement dated June 2, 2004 with Trine Pharmaceuticals, Inc., executed prior to the Effective Date of this Agreement, Napo will purchase for use in clinical trials and for commercial distribution into those countries located in the Reserved Territory, the Crofelemer API from Glenmark at no more than Glenmark’s Fully-Allocated Manufacturing Costs (as such term is defined on Exhibit G and to the extent that such costs are documentable) plus [***]percent ([***]%), so long as (1) Glenmark’s manufacturing facility is a GMP FDA/EMEA approved manufacturer, (2) Glenmark is purchasing from Napo all of the CPL used to produce Crofelemer API or otherwise is procuring CPL from an alternative supplier in accordance with terms of this Agreement, and (3) Glenmark is able to meet Napo’s reasonable quantity requirements.  In the event that Napo identifies a comparable

*** Confidential Treatment Requested

and lower-priced alternative source for Crofelemer API, Napo may engage such alternative source unless Glenmark can provide the required Crofelemer API at a price that is 120% or less of the price charged by an alternative supplier, subject to Napo not offering the CPL to such alternative supplier at commercial terms more favorable than the terms offered to Glenmark.

All capitalized terms used in this Amendment, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Any and all terms of the Agreement not expressly modified herein remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Amendment as of the date set forth below the party’s signature and the effective date of this Amendment shall be the latter of the two dates.

NAPO PHARMACEUTICALS, INC.		GLENMARK PHARMACEUTICALS LTD.

Signature:	/s/ Lisa A Conte	Signature:	/s/ Glenn Saldanha

Print Name:	Lisa A. Conte	Print Name:	Glenn Saldanha

Title:	CEO	Title:	CEO

Date:	10/26/05	Date:	10/26/05

SECOND AMENDMENT TO
COLLABORATION AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”) to that certain Collaboration Agreement (the “Agreement”) dated July 2, 2005 by and between Glenmark Pharmaceuticals Ltd., a corporation organized under the laws of India and headquartered at B/2, Mahalami Chambers, 22, Bhulabhai Desai Road, Mumbai-400 026, India (“Glenmark”), and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080, USA (“Napo”).

WHEREAS, Exhibit A of the Agreement sets forth the countries in which Napo granted Glenmark rights to commercialize Licensed Products for the indication of adult acute infectious diarrhea,

WHEREAS, Napo included two countries on Exhibit A where Napo did not hold such rights,

WHEREAS, Napo is making a good faith effort to obtain such rights from the third party that holds those rights pursuant to another agreement,

WHEREAS, in the event that Napo is unable to obtain those rights on terms that, in Napo’s discretion, are reasonable, Glenmark has agreed to the modifications of the Agreement that are set forth in this Amendment,

WHEREAS, Napo and Glenmark wish to amend the Agreement (i) by amending Exhibit A to eliminate two of the countries listed, and (ii) by adding a new Section 5.10 to Article 5 of the Agreement.

NOW, THEREFORE, the parties agree as follows:

Notwithstanding execution of this Amendment by a duly authorized signatory of each party, this Amendment shall become effective if, and only if, the modifications set forth below are required to rectify the above-described oversight in the Agreement.  The effective date of this Amendment, when and if determined, shall be entered at the bottom of this Amendment as indicated.

Pursuant to Section 8.1 of the Agreement, Exhibit A to the Agreement is hereby amended to delete the country of Brunei Darussalam and the country of Israel.  Exhibit A shall now read as follows:  (no indication of deletion is evident)

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Amendment as of the date set forth below the party’s signature, but the effective date of this Amendment shall be the date entered below the signatures of the parties.

NAPO PHARMACEUTICALS, INC.		GLENMARK PHARMACEUTICALS LTD.

Signature:	/s/ Lisa A Conte	Signature:	/s/ Glenn Saldanha

Print Name:	Lisa A. Conte	Print Name:	Glenn Saldanha

Title:	CEO	Title:	CEO

Date:	10/26/05	Date:	10/26/05
Acknowledged by Napo:

EFFECTIVE DATE: , 2005
Acknowledged by Glenmark:

THIRD AMENDMENT TO
COLLABORATION AGREEMENT

THIS THIRD AMENDMENT (the “Amendment”) to that certain Collaboration Agreement (the “Agreement”) dated July 2, 2005 by and between Glenmark Pharmaceuticals Ltd., a corporation organized under the laws of India and headquartered at 6/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai-400 026, India (“Glenmark”), and Napo Pharmaceuticals, Inc., a Delaware corporation, headquartered at 1170 Veterans Blvd., Suite 244, South San Francisco, California 94080, USA (“Napo”)

WHEREAS, pursuant to Section 4.2(b) of the Agreement, Napo granted to Glenmark incentive warrants for the purchase of up to 294,117 shares of Napo’s Series C preferred stock at an exercise price of $0.85 per share (the “Incentive Warrants”);

WHEREAS, pursuant to Section 4.2(b) as set out in the original agreement the Incentive Warrants were to vest and would be exerciseable by Glenmark if, and only if Glenmark manufactured 25kg of Crofelemer API on or prior to February 28, 2006;

WHEREAS, the parties acknowledge that Glenmark did not manufacture 25kg. of Crofelemer API on or prior to February 28, 2006, and that it is in the best interests of both parties to restructure the terms of the Incentive Warrants; and WHEREAS, Napo and Glenmark wish to make further amendments to the terms of the Incentive Warrants.

NOW, THEREFORE, subject to approval by Napo’s Board of Directors, Napo and Glenmark wish to amend the Agreement as follows:

1.                                      The existing provision in Section 4.2(b) states:

Incentive Warrants.  Promptly after the Effective Date, Napo will grant to Glenmark warrants to purchase up to 294,117 shares of Napo’s Series C Preferred Stock at an exercise price of $0.085 per share.  The warrants are intended to be incentive warrants and will vest if and only if Glenmark manufactures 25kg of Crofelemer API on or prior to February 28, 2006.  The warrants shall be exercisable, subject to vesting, for a period of sixty (60) months from the dale of grant.  (unless Napo must terminate this Agreement for Cause).  If the milestone is not achieved, if the warrants are not exercised within five years, or if Napo terminates this Agreement for Cause and Glenmark does not exercise its vested warrants within 24 hours after written notice from Napo, the warrants will be cancelled.  The warrants shall be in the form of all other warrants issued for the purchase of Series C Preferred Stock.

2.                                      Pursuant to Section 8.1 of the Agreement, Section 4.2(b) of the Agreement (as previously amended) is hereby deleted and replaced by the following’

Incentive Warrants.  Promptly following the exercise of the amendment agreement dated [  ] May 2006 Napo will grant to Glenmark warrants to purchase up to 294,117 shares of Napo’s Series C Preferred Stock at an exercise price of $0.085 per share.  The warrants are intended to be incentive warrants and will vest as follows:

(i)                                     fifty percent (50%) of the incentive warrants will vest and will be exerciseable by Glenmark if and only if Glenmark manufactures and makes available to Napo by September 30, 2006 such quantity of commercial grade Crofelemer API, from Process A, as shall be required by Napo for use in Napo’s Phase 3 clinical trials in the United States (the “First Milestone”); and

(ii)                                  the remaining fifty percent (50%) of the Incentive Warrants will vest and will be exerciseable by Glenmark if and only if Glenmark completes a new efficient commercial scale manufacturing process for the manufacture of a crofelemer-equivalent API (the “Second Milestone”).

Subject to vesting in accordance with Sections (i) or (ii) above, the incentive warrants shall be exercisable by Glenmark (in whole but not in part) as follows:

(A)                               in respect of the incentive warrants granted to Glenmark pursuant to Section (i), at any time during a period of sixty (60) months from the date upon which the First Milestone is achieved.

(B)                               in respect of the incentive warrants granted to Glenmark pursuant to Section (ii), at any time during a period of sixty (60) months from the date upon which the Second Milestone is achieved.

If at any time Napo terminates this Agreement for Cause and Glenmark does not exercise any incentive warrants which have vested within 24 hours of Napo’s notice terminating the Agreement, if either the First Milestone or the Second Milestone is not achieved, if Glenmark is insolvent or if Glenmark does not exercise the incentive warrants within the respective sixty (60) month exercise periods the incentive warrants will be cancelled.  The warrants shalt be in the form of all other warrants issued for the purchase of Series C Preferred Stock.  In the event of a discrepancy between the terms set forth in this Amendment and the terms set forth in the form of the incentive warrant, the form of the incentive warrant shall prevail.

3.                                      If the incentive Warrants have not been exercised by the date two years following the date of this Amendment, this Amendment shall terminate and the Incentive Warrants shall be cancelled

4.                                      All capitalized terms used in this Amendment, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

5.                                      Any and all terms of the Agreement not expressly modified herein remain unchanged and in full force and effect

6.                                      The interpretation and enforcement of this Amendment shall be governed by the laws of the State of New York, United States of America, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, each of the parties hereto have duly executed this Amendment as of the date set forth below the party’s signature and the effective date of this Amendment shall be the latter of the two dates.

NAPO PHARMACEUTICALS, INC.		GLENMARK PHARMACEUTICALS LTD.

Signature:	/s/ Lisa A Conte	Signature:	/s/ Rajesh Desai

Print Name:	Lisa A. Conte	Print Name:	Rajesh Desai

Title:	CEO	Title:	CEO

Date:	5-3-06	Date:

Fourth Amendment to the Collaboration Agreement

This Fourth Amendment is signed on 30th May 2006 as a fourth amendment to that certain Collaboration Agreement (“the Agreement”) dated July 2, 2005 by and between Glenmark Pharmaceuticals Ltd, an Indian company, incorporated under the Companies Act, 1956, having its Registered Office at B/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai 400 026 and Corporate Office at Glenmark House HDO — Corporate Building, Wing -A, B.D. Sawant Mary, Chakala, Off Western Express Highway Andheri (East), Mumbai 400 099 and hereinafter named (“Glenmark”) and Napo Pharmaceuticals Inc, A Delaware corporation headquartered at 1170 Veterans Blvd, Suite 244, South San Francisco, California 94080, USA and hereinafter named

WHEREAS, Glenmark and Napo have decided to share certain costs related to manufacturing facility, equipment and resins for manufacturing stage I and II of Crofelemer API at Glenmark’s facility at Ankleshwar, India.

WHEREAS, Glenmark will bear the expenses for the required civil, mechanical, HVAC, electrical and Instrumentation, environment and safety and consultancy charges

WHEREAS, Napo will bear the expenses for the required dedicated equipment, Resin CM Sepharose and Resin LH-20 and hereby defined as (“Napo Costs”), given in Exhibit A (consisting of estimated stage I and stage II costs) to this Fourth Amendment

WHEREAS, both Napo and Glenmark are collectively referred to as the “Parties”

NOW, THEREFORE, pursuant to Section 8.1 of the Agreement, the Parties agree as follows:

1.                                      Glenmark and Napo will mutually discuss and decide the quantities, specifications, prices and delivery timelines of required equipment and resins prior to placing the purchase orders to respective suppliers

2.                                      Glenmark will contract with the suppliers and place the purchase orders for the required equipment and resins,

3.                                      Glenmark will make the payment to suppliers as per their respective payment terms

4.                                      Glenmark will send invoices for Napo Costs without any mark-up, to Napo within five (5) business days of making such payments to suppliers

5.                                      Napo will reimburse the expenditures made by Glenmark for Napo Costs, on a pass-through basis, to Glenmark within ten (10) business days of receiving such invoices from Glenmark

6.                                      Napo will reimburse Glenmark in U.S. Dollars.  The exchange rate for the purpose of calculation of such reimbursement will be the effective exchange rate prevalent on the date each remittance is made by Napo

7.                                      Glenmark will oversee the delivery and installation of the required equipment at its Ankleshwar facility (the “Project’’)

8.                                      Glenmark and Napo will jointly review the Project every week, but no less frequently than once every fifteen (15) business days

9.                                      The costs and items detailed in exhibit A are indicative and Napo will reimburse Glenmark based on actual expenses incurred for the items detailed in Exhibit A to this Fourth Amendment and any additional equipment and resin purchased as per mutual discussion and prior agreement between the Parties.  Glenmark will provide reasonable supporting documentation along with the bona fide receipt for expenses.

10.                               All the terms and conditions of the Agreement, not expressly modified by this Fourth Amendment, shall continue to be effective and binding on both the Parties, as previously amended.

IN WITNESS WHEREOF, the Parties have signed and executed these presents on the date first herein above written in two copies, each of which shall be deemed an original, but both of which, taken together, shall constitute one and the same instrument.  Signatures transmitted by facsimile or PDF, if legible, will be regarded as original signatures,

SIGNED & DELIVERED BY

/s/ Mr. RV Desai

Mr. RV Desai

Director

Glenmark Pharmaceuticals Ltd.

SIGNED & DELIVERED BY

/s/ Ms Lisa A Conte

Ms Lisa A Conte

CEO

Napo Pharmaceuticals, Inc.

Exhibit A:  Summary of total costs to be paid by Napo (“Napo Costs”)

1.                                      Stage I costs

S. No	Description	Qty	Napo Cost Estimate (USD)
1	[***]	1	$	[***]
2	[***]	1	$	[***]
3	[***]	1	$	[***]
4	[***]	1	$	[***]
5	[***]	10	$	[***]
6	[***]	1	$	[***]
7	[***]	1	$	[***]
8	[***]	1	$	[***]
9	[***]	3	$	[***]
10	[***]	1	$	[***]
11	[***]	2	$	[***]
12	[***]	3	$	[***]
13	[***]	1	$	[***]
14	[***]	2	$	[***]
	Total		$	[***]

2.                                      Stage II costs

S. No	Description	Qty	Napo Cost Estimates (USD)
1.0 Resins
1.01	[***]	[***]	$	[***]
1.02	[***]	[***]	$	[***]
	Subtotal		$	[***]
2.0 Equipment			$	[***]
2.01	[***]	1	$	[***]
2.02	[***]	1	$	[***]
2.03	[***]	1	$	[***]
2.04	[***]	2	$	[***]
2.05	[***]	1	$	[***]
2.06	[***]	1	$	[***]

*** Confidential Treatment Requested

2.07	[***]	5	$	[***]
2.08	[***]	1	$	[***]
2.09	[***]	1	$	[***]
2.10	[***]	1	$	[***]
2.11	[***]	1	$	[***]
2.12	[***]	1	$	[***]
2.13	[***]	3	$	[***]
2.14	[***]	3	$	[***]
2.15	[***]	2	$	[***]
2.16	[***]	LS	$	[***]
2.17	[***]	1	$	[***]
2.18	[***]	1	$	[***]
2.19	[***]	1	$	[***]
2.20	[***]	1	$	[***]
2.21	[***]	1	$	[***]
2.22	[***]	1	$	[***]
	Sum Total		$	[***]
	Total		$	[***]

*** Confidential Treatment Requested

FIFTH AMENDMENT TO
COLLABORATION AGREEMENT

THIS FIFTH AMENDMENT (the “Amendment”) to that certain Collaboration Agreement (the “Agreement”) dated July 2, 2005 by and between Glenmark Pharmaceuticals Ltd., a corporation organized under the laws of India and headquartered at B/2, Mahalaxmi Chambers, 22, Bhulabhai Desai Road, Mumbai-400 026, India (“Glenmark”), and Napo Pharmaceuticals, Inc., a Delaware corporation, now headquartered at 250 East Grand Avenue, Suite 90, South San Francisco, California 94080, USA (“Napo”) is hereby entered into and made effective as of the 9th day of December, 2008 (the “Effective Date”).

WHEREAS, Pursuant to Section 8.1 of the Agreement, Napo and Glenmark wish to make a further amendment to the terms of the Agreement.

NOW, THEREFORE, Napo and Glenmark wish to add the following provisions to the Agreement as a new Section 3.5 and new Section 7.8:

Section 3.5                                    Patent Rights.  Glenmark hereby covenants and agrees that it will not, nor will it permit its Affiliates, licensees or sublicensees to, at any time through the Expiration Date, institute, prosecute or otherwise voluntarily participate in (or in any way voluntarily aid any third party in instituting, prosecuting or participating in), at law or in equity or before any administrative or regulatory body, including the United States Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim covered by any of the Patent Rights is invalid, unenforceable or otherwise not patentable or would not be infringed by such party’s activities absent the rights and licenses granted.  In the event that Glenmark or any of its Affiliates, licensees or sublicensees challenges any of the Patent Rights in contravention of this Section 3.5, given the presumption of validity of Patent Rights, Glenmark shall continue to pay royalties pursuant to Article 5 under this Agreement, unless and until a court of competent jurisdiction finds invalid the challenged Patent Rights, and the matter is finally adjudicated.

Section 7.8                                    Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Napo or Glenmark are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.  The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall be entitled to a complete duplicate (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Part’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Parry’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.”

All capitalized terms used in this Amendment, bull not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Any and all terms of the Agreement not expressly modified herein remain unchanged and full force and effect.

The interpretation and enforcement of this Amendment shall be governed by the Laws of the State of New York.  United States of America, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Fifth Amendment as of the Effective Date.

NAPO PHARMACEUTICALS, INC.		GLENMARK PHARMACEUTICALS LTD.

Signature:	/s/ Lisa A. Conte	Signature:

Print Name:	Lisa A. Conte	Print Name:

Title:	CEO	Title: